Exhibit 5(b)

Amy L. Schneider Vice President, Corporate Secretary 414 Nicollet Mall, 401-8 Minneapolis, Minnesota 55401

April 18, 2024

Northern States Power Company

414 Nicollet Mall

Minneapolis, Minnesota 55401

Ladies and Gentlemen:

I am Vice President, Corporate Secretary of Northern States Power Company, a Minnesota corporation (the “Company”), and, as such, I and the attorneys that I supervise have acted as counsel for the Company in the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the proposed issuance and sale from time to time of an unspecified amount of the Company’s first mortgage bonds (the “First Mortgage Bonds”) and senior unsecured debt securities (the “Debt Securities”) (collectively, the “Securities”). The Securities may be offered in separate series, in amounts, at prices and on terms to be set forth in the prospectus and one or more supplements to the prospectus (collectively, the “Prospectus”) constituting a part of the Registration Statement and in the Registration Statement.

The First Mortgage Bonds are to be issued under the Supplemental and Restated Trust Indenture dated May 1, 1988 (as supplemented from time to time, the “Trust Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee. The Debt Securities are to be issued under one or more indentures, a form of which has been filed as an exhibit to the Registration Statement (as supplemented from time to time, the “Senior Indenture” and together with the Trust Indenture, the “Indentures”), to be entered into between the Company and a trustee to be named therein, as trustee.

As part of the corporate action taken and to be taken in connection with the issuance of the Securities (the “Corporate Proceedings”), certain terms of the Securities to be issued by the Company from time to time will be approved by the Board of Directors of the Company or a committee thereof or certain authorized officers of the Company.

I, or attorneys that I supervise, have examined or are otherwise familiar with the Articles of Incorporation, as amended, of the Company, the Amended and Restated Bylaws of the Company, the Registration Statement, such Corporate Proceedings as have occurred as of the date hereof and such other documents, records and instruments as necessary or appropriate for the purposes of this opinion letter.

Based on the foregoing and the assumptions that follow, I am of the opinion that:

1.

When and if (a) a supplemental indenture relating to the First Mortgage Bonds is duly authorized, executed and delivered, (b) all required Corporate Proceedings with respect to the issuance and the terms of such First Mortgage Bonds have been completed and (c) the First Mortgage Bonds are duly authorized, executed, authenticated and delivered, and the consideration for the First Mortgage Bonds has been received by the Company, all in the manner contemplated by the Prospectus and the Registration Statement, the First Mortgage Bonds will be valid and binding obligations of the Company enforceable in accordance with their terms.

2.

When and if (a) the Senior Indenture and any supplemental indenture relating to the Debt Securities is duly authorized, executed and delivered, (b) all required Corporate Proceedings with respect to the issuance and the sale of such Debt Securities have been completed and (c) the Debt Securities are duly authorized, executed, authenticated and delivered, and the consideration for the Debt Securities has been received by the Company, all in the manner contemplated by the Prospectus and the Registration Statement, the Debt Securities will be valid and binding obligations of the Company enforceable in accordance with their terms.

Northern States Power Company

April 18, 2024

The foregoing opinions assume that (a) the Indentures and any supplemental indentures thereto have been duly authorized, executed and delivered by all parties thereto other than the Company; (b) the Registration Statement shall continue to be effective; (c) a capital structure or other order of the Minnesota Public Utilities Commission authorizing the issuance and sale of the Securities shall have been issued and continues to be effective; and (d) at the time of the delivery of the Securities, the Corporate Proceedings related thereto will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of such Securities, none of the particular terms of such Securities will violate any applicable law and neither the issuance and sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any issuance limit in the Corporate Proceedings, any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

To the extent they relate to enforceability, each of the foregoing opinions is subject to:

i.

the limitation that the provisions of the referenced agreements and instruments may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws of general application affecting the enforcement of creditors’ rights;

ii.	general equity principles (regardless of whether enforcement is considered in a proceeding in equity or at law); and

iii.

the effect of generally applicable laws that (a) limit the availability of a remedy under certain circumstances where another remedy has been elected, (b) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct, or (c) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange.

I express no opinion as to the laws of any jurisdiction other than the laws of the State of Minnesota and the federal laws of the United States of America. The opinions herein expressed are limited to the specific issues addressed and to the laws existing on the date hereof. By rendering this opinion letter, I do not undertake to advise you with respect to any other matter or any change in such laws or the interpretation thereof that may occur after the date hereof.

I hereby consent to the use of my name in the Registration Statement filed by the Company to register the Securities under the Securities Act and to the filing of this opinion letter as Exhibit 5(b) to the Registration Statement. In giving such consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Northern States Power Company

April 18, 2024

Respectfully submitted,

/s/ Amy L. Schneider

Amy L. Schneider

Vice President, Corporate Secretary